Exhibit 15(b)

                        Form of Distribution Sub-Agreement

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                           DISTRIBUTION SUB-AGREEMENT


         AGREEMENT by and between Funds Distributor, Inc. ("FDI") and __________________ the ("Recipient").

         WHEREAS, FDI has entered into an agreement with Orbitex Group of Funds (the "Trust"), pursuant to which it acts as the exclusive distributor and representative of the Trust in the offer and sale of shares of Orbitex Strategic Natural Resources Fund, Orbitex Info-Tech & Communications Fund, Orbitex Growth Fund, Orbitex Asian Select Advisers Fund and Orbitex Asian High Yield Fund and of such other series as hereafter may be designated (each a "Fund," and together the "Funds");

         WHEREAS, the Trust has adopted a Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Investment Company Act") pursuant to which FDI is obligated to expend the distribution fee received by it thereunder for compensation of Recipients for providing sales and promotional activities and other services related to the distribution of Trust shares; and

         WHEREAS, the Recipient has entered into a Selected Dealers Agreement with FDI and in connection therewith is willing to perform certain sales and promotional activities and other services for the Trust's shareholders as set forth below.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. The Recipient shall assist in the offering and sale of shares of the Funds and in other aspects of the marketing of the shares to clients or prospective clients of the Recipient; answer routine inquires concerning a Fund; assist in the maintenance of accounts or sub-accounts in a Fund and in processing purchase or redemption transactions; make a Fund's investment plans and shareholder services available; and provide such other information and services to investors in shares of the Funds as FDI or the Trust, on behalf of a Fund, may reasonably request.

         2. As compensation for its services performed under this Sub-Agreement, FDI shall pay the Recipient a fee at the end of each calendar month at the annual rate of % of average daily net asset value of the shareholder accounts maintained by the Recipient. The Recipient represents that it will utilize such compensation solely for activities related to the promotion and marketing of shares of the Trust and for other services provided to the Trust's shareholders. The Recipient shall reimburse FDI to the extent that the aggregate payments received by the Recipient under this Sub-Agreement are not utilized for the foregoing purpose.

         3. This Sub-Agreement shall continue in effect for as long as such continuance is specifically approved at least annually in the manner provided for approval of the continuance of the Plan.

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         4. This Sub-Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Plan or any amendment to the Plan that requires such termination. This Sub-Agreement shall also terminate upon the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Plan or in this Agreement, or by vote of a majority of the outstanding voting securities of the Trust on not more than sixty days notice.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth below.



                                          FUNDS DISTRIBUTOR, INC.

                                          By: ________________________________
                                                   (Authorized Signature)





                                          By: ________________________________
                                                   (Authorized Signature)


Date: ____________, 1997.



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